Exhibit 4.9

CHINA CORD BLOOD CORPORATION

(incorporated in the Cayman Islands with limited liability)

RULES OF THE

RESTRICTED SHARE UNIT SCHEME

Adopted by a resolution of the shareholders of

China Cord Blood Corporation on February 18, 2011 and

as amended by the Board of Directors on August 21, 2014

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CHINA CORD BLOOD CORPORATION

(incorporated in the Cayman Islands with limited liability)

RULES OF THE RESTRICTED SHARE UNIT SCHEME

1.            DEFINITIONS AND INTERPRETATION

1.1         In this Scheme, unless the context otherwise requires, the following expressions have the meanings set out below:

Adoption Date means February 18, 2011, being the date on which this Scheme is adopted by a resolution of the Shareholders;

Auditors means the auditors of the Company from time to time;

Award means an award of RSUs granted to a Participant pursuant to this Scheme;

Board means the board of Directors from time to time or a duly authorised committee of the Board or such other committee as the Board may authorise;

Business Day means any day on which the Stock Exchange is open for the business of dealing in securities;

Cause means, with respect to a Grantee, such event which will entitle the Company and/or any of its subsidiaries to terminate the employment or service of the Grantee with immediate notice without compensation under the relevant employment or service agreement or, if it is not otherwise provided for in the relevant employment or service agreement, (a) the commission of an act of theft, embezzlement, fraud, dishonesty, ethical breach or other similar acts or commission of a criminal offence, (b) a material breach of any agreement or understanding between the Grantee and the Company and/or any of its subsidiaries, including any applicable invention assignment, employment, non-competition, confidentiality or other similar agreement, (c) misrepresentation or omission of any material fact in connection with his employment agreement or service agreement, (d) a material failure to perform the customary duties as an employee of the Company and/or any of its subsidiaries, to obey the reasonable directions of a supervisor or to abide by the policies or codes of conduct of the Group or (e) any conduct that is materially adverse to the name, reputation or interests of the Group;

Companies Law means the Companies Law (2013 Revision) of the Cayman Islands, as amended and restated from time to time;

Company means China Cord Blood Corporation, a company incorporated in the Cayman Islands with limited liability, the shares of which are listed on the Stock Exchange;

Company Nominee means any nominee or trust designated by the Company as the holding vehicle for Shares, to be held for and on behalf of the eligible Participants (as a class) from time to time;

Competitor means any governmental unit, corporation, partnership, joint venture, trust, individual proprietorship, firm or other enterprise (including any of their respective affiliates) that carries on activities for profit or is engaged in or is about to become engaged in any activity of any nature that competes with a product, process, technique, procedure, device or service of the Company or any of its subsidiaries;

Designated Nominee means any nominee or trust designated by a Grantee as the holding vehicle for any Award (or any Shares derived therefrom) granted to a Grantee which either (i) accepts an Award or any interest therein for and on behalf of a Grantee, or (ii) to which any Award or any interest therein has been transferred or assigned by a Grantee;

Director means a director of the Company;

Disability means a disability, whether temporary or permanent, partial or total as determined by the Board in its absolute discretion;

Family Member means the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, a trust in which these persons have more than 50 per cent. of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets and any other entity in which these persons (or the Grantee) own more than 50 per cent. of the voting interests;

Grant means the offer of the grant of an Award made in accordance with paragraph 3;

Group means the Company and its Subsidiaries;

Grantee means any Participant as specifically identified in any Notice of Grant who accepts a Grant in accordance with the terms of this Scheme or, where the context so permits, (i) any person entitled to any such Award in consequence of the death of the original Grantee or the legal personal representative of such person, or (ii) any Designated Nominee of such Participant;

New Approval Date has the meaning ascribed to it in paragraph 5.2;

Notice of Grant has the meaning ascribed to it in paragraph 3.3;

Participants means the Directors (including executive Directors, non-executive Directors and independent non-executive Directors), the directors of the Company’s subsidiaries and the employees of the Group who the Board considers, in its absolute discretion, have contributed or will contribute to the Group;

RSU means a contingent right to receive a Share granted to a Participant pursuant to this Scheme;

Scheme means this restricted share unit scheme in its present form or as amended from time to time in accordance with the provisions hereof;

Scheme Mandate Limit means the total number of Shares that may underlie the RSUs granted pursuant to this Scheme, being (a) 10 per cent. of the Shares in issue on the Adoption Date or (b) 10 per cent. of the Shares in issue as at the New Approval Date (as the case may be);

Shareholder(s) means holder(s) of Shares;

Shares means ordinary shares with a nominal value of US$0.0001 each in the share capital of the Company or, if there has been a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company, the shares forming part of the ordinary share capital of the Company of such nominal amount as shall result from any such sub-division, reduction, consolidation, reclassification or reconstruction;

Stock Exchange means the New York Stock Exchange, Inc.;

Subsidiary has the meaning ascribed to it in the Listing Rules of the Stock Exchange;

Term has the meaning ascribed to it in paragraph 2.4;

Vest means, with respect to a Grantee, the time when the Grantee becomes entitled to receive all or such proportion of the Shares underlying the RSUs granted and in accordance with the terms of the relevant Award; and

Vesting date means, with respect to an RSU granted to a Grantee, the date on which the RSU vests.

1.2         Paragraph headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Scheme. References herein to “paragraphs” are to the paragraphs of this Scheme.  Words importing the singular include the plural and vice versa, words importing a gender or the neuter include both genders and the neuter references to persons include bodies corporate or unincorporate.

1.3         References in this Scheme to any document are to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.4         References (express or implied) in this Scheme to ordinances and to statutory and regulatory provisions shall be construed as references to those ordinances or statutory and regulatory provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which there are re-enactments (whether with or without modification) and any orders, regulations, instruments, other subordinate legislation or practice notes under the relevant ordinance, statutory or regulatory provision.

1.5         In construing this Scheme:

(a)                               the rule known as the ejusdem generis rule shall not apply and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b)                              general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.            PURPOSE, DURATION AND ADMINISTRATION OF THIS SCHEME

2.1         The purpose of this Scheme is to attract skilled and experienced personnel, to incentivise them to remain with the Group and to motivate them to strive for the future development and expansion of the Group by providing them with the opportunity to own equity interests in the Company.

2.2         This Scheme shall be subject to the administration of the Board whose decision as to all matters arising in relation to this Scheme or its interpretation or effect shall (save as otherwise provided herein) be final and binding on all parties. The Board shall have the right to (a) interpret and construe the provisions of this Scheme, (b) determine the persons (if any) who will be granted Awards pursuant to this Scheme, the terms on which Awards are granted, when the RSUs granted pursuant to this Scheme may vest and the number of Shares underlying the RSUs granted, (c) subject to paragraphs 8 and 11, make such adjustments to the terms of the Awards granted pursuant to this Scheme to the relevant Grantee as the Board deems necessary and shall notify the relevant Grantee of such adjustment by written notice and (d) make such other decisions or determinations as it shall deem appropriate in relation to the Awards and/or the administration of this Scheme provided that the same are not inconsistent with the provisions of this Scheme.

2.3         This Scheme shall take effect on the Adoption Date.

2.4         Subject to paragraph 12, this Scheme shall be valid and effective for a period of 10 years commencing on the Adoption Date (the Term), after which period no further Awards shall be offered or granted but the provisions of this Scheme shall remain in full force and effect in all other respects. Awards granted during the life of this Scheme shall continue to be valid in accordance with their terms of grant after the end of the Term.

2.5         No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board nor for any mistake of judgment made in good faith in relation to the administration or interpretation of this Scheme, and the Company shall indemnify on demand and hold harmless each employee or officer of the Company or any Director to whom any duty or power relating to the administration or interpretation of this Scheme may be allocated or delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with this Scheme unless arising out of such person’s own negligence, fraud or bad faith.

3.            GRANT OF AWARDS

3.1         On and subject to the terms of this Scheme, the Board shall be entitled (but shall not be bound) at any time during the Term to make a Grant to any Participant, as the Board may in its absolute discretion select.

3.2         Awards may be granted on such terms as the Board, at its absolute discretion, may determine, provided such terms shall not be inconsistent with any other terms and conditions of this Scheme.  Such terms may include, among other things, (a) a minimum period before an RSU will vest in whole or in part, (b) a performance target that must be reached before an RSU will vest in whole or in part, (c) that any Award granted to a Grantee may be accepted by, or transferred or assigned to, a Designated Nominee for and on behalf of such Grantee; and/or (d) any other terms, all of which may be imposed (or not imposed) either on a case-by-case basis or generally.

3.3         A Grant shall be made to a Participant by a letter (the Notice of Grant) in such form as the Board may from time to time determine requiring the Participant to undertake to hold the Award (or any Shares derived therefrom) on the terms on which it is to be granted and to be bound by the terms of this Scheme and shall remain open for acceptance by the Participant for such time to be determined by the Board, provided that no such Grant shall be open for acceptance after the expiry of the Term or after this Scheme has been terminated in accordance with the terms of this Scheme or after the Participant to whom the Grant is made has ceased to be a Participant.

3.4         No Grant shall be made to any Participant at a time when such Participant would be prohibited from trading in the Shares pursuant to the Company’s guidelines regarding trading while in possession of material non-public information, unless the Grant does not vest until such time as such prohibition would no longer be applicable to such Participant.

3.5       A Grant is deemed to be accepted when the Company receives from the Grantee the duplicate Notice of Grant duly signed by the Grantee and a remittance of the sum of US$1.00 or such other amount in any other currency as may be determined by the Board as consideration for the grant of the Award.  Such remittance is not refundable in any circumstances.

3.6       Any Grant to any Director, chief executive or substantial shareholder of the Company, or any of their respective associates, shall be subject to the prior approval of the independent non-executive Directors (excluding the independent non-executive Director who is the proposed Grantee of the Awards in question).

4.         VESTING

4.1       Subject to the terms of this Scheme and the specific terms applicable to each Award, an RSU shall vest on the vesting date in respect of all or such proportion of the Shares underlying the Award.  If the vesting of an RSU is subject to the satisfaction of performance or other conditions and such conditions are not satisfied, the RSU shall be cancelled automatically on the date on which such conditions are not satisfied.

The Company shall allot and issue Shares (credited as fully paid) to the Company Nominee, up to the Scheme Mandate Limit, as soon as practicable after the Adoption Date and each New Approval Date (as the case may be). The Company Nominee shall hold such Shares for and on behalf of the eligible Participants (as a class) from time to time.  RSUs which have vested shall be satisfied by the Company Nominee, upon receiving written instructions from the Board, transferring such relevant number of Shares to the Grantee and the Company issuing to the Grantee (or his Designated Nominee or custodian agent) share certificates in respect of the Shares so transferred.

Notwithstanding the foregoing, if the Company, Company Nominee and/or any Grantee would or might be prohibited from dealing in the Shares by any applicable laws, regulations or rules within the period specified above, the date on which the relevant Shares shall be allotted and issued or transferred (as the case may be) to the Company Nominee and/or Grantee shall occur as soon as possible after the date when such dealing is permitted by any applicable laws, regulations or rules.

4.2       In the event a general offer by way of takeover or otherwise (other than by way of scheme of arrangement pursuant to paragraph 4.3 below) is made to all the Shareholders (or all such Shareholders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer becomes or is declared unconditional prior to the vesting date of any RSU, the Board shall, prior to the offer becoming or being declared unconditional, determine at its absolute discretion whether such RSU shall vest and the period within which such RSU shall vest. If the Board determines that such RSU shall vest, it shall notify the Grantee that the RSU shall vest and the period within which such RSU shall vest.

4.3       In the event a general offer for Shares by way of scheme of arrangement is made by any person to all the Shareholders and has been approved by the necessary number of Shareholders at the requisite meetings prior to the vesting date of any RSU, the Board shall, prior to such meetings, determine at its absolute discretion whether such RSU shall vest and the period within which such RSU shall vest. If the Board determines that such RSU shall vest, it shall notify the Grantee that the RSU shall vest and the period within which such RSU shall vest.

4.4       If, pursuant to the Companies Law, a compromise or arrangement between the Company and the Shareholders and/or the creditors of the Company is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies prior to the vesting date of any RSU, the Board shall determine at its absolute discretion whether such RSU shall vest and the period within which such RSU shall vest. If the Board determines that such RSU shall vest, it shall notify the Grantee that the RSU shall vest and the period within which such RSU shall vest.

4.5       In the event a notice is given by the Company to the Shareholders to convene a general meeting for the purpose of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company prior to the vesting date of any RSU, the Board shall determine at its absolute discretion whether such RSU shall vest and the period within which such RSU shall vest. If the Board determines that such RSU shall vest, it shall notify the Grantee that the RSU shall vest and the period within which such RSU shall vest.

4.6       A Grantee shall not be entitled to any dividends or distributions in respect of any Shares underlying the RSUs granted until such Shares have been transferred to the Grantee.  Subject to the foregoing, the Shares to be allotted and issued or transferred (as the case may be) pursuant to this Scheme shall be subject to all the provisions of the memorandum of association and bye-laws of the Company for the time being in force and shall rank pari passu in all respects with, and shall have the same voting, dividend, transfer and other rights (including those rights arising on a liquidation of the Company) as, the existing fully paid Shares in issue on the date on which those Shares are allotted and issued or transferred (as the case may be) and, without prejudice to the generality of the foregoing, shall entitle the holder(s) to participate in all dividends or other distributions paid or made on or after the date on which Shares are allotted and issued or transferred (as the case may be), other than any dividends or distributions previously declared or recommended or resolved to be paid or made if the record date thereof shall be before the date on which the Shares are allotted and issued or transferred (as the case may be).

5.         MAXIMUM NUMBER OF SHARES UNDERLYING THE RSUS

5.1       At any time during the Term, the maximum aggregate number of Shares that may underlie the RSUs granted pursuant to this Scheme shall be calculated in accordance with the following formula:

X  =  A  –  B

where:

X             =    the maximum aggregate number of Shares that may underlie the RSUs granted pursuant to this Scheme;

A             =    the Scheme Mandate Limit; and

B              =    the maximum aggregate number of Shares underlying the RSUs already granted pursuant to this Scheme.

Shares underlying the RSUs cancelled in accordance with the terms of this Scheme will not be counted for the purposes of determining the maximum aggregate number of Shares that may underlie the RSUs granted pursuant to this Scheme.

5.2       The Scheme Mandate Limit may be renewed subject to prior Shareholders’ approval, but in any event, the total number of Shares that may underlie the RSUs granted following the date of approval of the renewed limit (the New Approval Date) under the limit as renewed must not exceed 10 per cent. of the Shares in issue as at the New Approval Date.  Shares underlying the RSUs granted pursuant to this Scheme (including those outstanding, cancelled or vested RSUs) prior to the New Approval Date will not be counted for the purpose of determining the maximum aggregate number of Shares that may underlie the RSUs granted following the New Approval Date under the limit as renewed. For the avoidance of doubt, Shares issued to the Company Nominee pursuant to this Scheme, which correspond to  RSUs which have already been vested prior to the New Approval Date, will be counted for the purpose of determining the number of Shares in issue as at the New Approval Date.

6.         TRANSFERABILITY

6.1       An Award shall be personal to the Grantee and shall not be assignable or transferable by the Grantee, provided that:

(a)                               during the validity period of the Award, any Grantee may transfer RSUs (or any Shares derived from vested RSUs which are held by the Company Nominee on behalf of the Grantee) to his Family Members by gift or pursuant to a court order relating to the settlement of marital property rights; and/or

(b)                              subject to paragraph 7.3 below, following any Grantee’s death, RSUs (or any Shares derived from vested RSUs which are held by the Company Nominee on behalf of the Grantee) may be transferred by will or by the laws of testacy and distribution; and/or

(c)                               during the validity period of the Award, any Grantee may transfer RSUs to, and have RSUs accepted and/or held by, a Designated Nominee.

The terms of this Scheme and the Notice of Grant shall be binding upon the executors, administrators, legal personal representatives, heirs, successors and permitted assigns and transferees of the Grantee.

6.2       Subject to paragraph 6.1, a Grantee shall not in any way sell, transfer, charge, mortgage, encumber or create any interests in favour of any third party over or in relation to any RSU and/or any Shares derived from vested RSUs which are held by the Company Nominee on behalf of the Grantee.

7.         CANCELLATION

7.1       An unvested RSU shall be cancelled automatically upon the earliest of:

(a)                               the date of the termination of the Grantee’s employment or service by the Company or any of its Subsidiaries for Cause;

(b)                              the date the Grantee:

(i)                                  becomes an officer, director, employee, consultant, adviser, partner of, or a stockholder or other proprietor owning more than a 5 per cent. interest in, any Competitor; or

(ii)                              knowingly performs any act that may confer any competitive benefit or advantage upon any Competitor;

(c)                               the date on which the Grantee commits a breach of paragraph 6; and

(d)                              the date on which the condition(s) to vesting are not satisfied.

7.2       The Board shall have the right to determine what constitutes Cause, whether the Grantee’s employment has been terminated for Cause, the effective date of such termination for Cause and whether someone is a Competitor, and such determination by the Board shall be final and conclusive.

7.3       If the Grantee’s employment or service with the Company or any of its Subsidiaries is terminated for any reason other than for Cause (including by reason of resignation, retirement, death, Disability or non-renewal of the employment or service agreement upon its expiration for any reason other than for Cause), the Board shall determine at its absolute discretion and shall notify the Grantee whether any unvested RSU granted to such Grantee shall vest and the period within which such RSU shall vest.  If the Board determines that such RSU shall not vest, such RSU shall be cancelled automatically with effect from the date on which the Grantee’s employment or service is terminated.

7.4       The Board may at any time cancel any unvested RSUs granted to a Grantee.  Where the Company cancels unvested RSUs and makes a Grant of new RSUs to the same Grantee, such Grant may only be made with available RSUs to the extent not yet granted (excluding the cancelled RSUs) within the limits prescribed by paragraph 5.

8.         REORGANISATION OF CAPITAL STRUCTURE

8.1       In the event of an alteration in the capital structure of the Company whilst any RSU has not vested by way of a capitalisation of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of shares or reduction of the share capital of the Company in accordance with legal requirements and requirements of the Stock Exchange (other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity incentive schemes of the Company), such corresponding adjustments (if any) shall be made to the number or nominal amount of Shares underlying the RSU so far as unvested, provided that any such adjustments give a Grantee the same proportion of the share capital of the Company as that to which that Grantee was previously entitled.

9.         SHARE CAPITAL

9.1       The RSUs do not carry any right to vote at general meetings of the Company, or any dividend, transfer or other rights (including those arising on the liquidation of the Company).

9.2       No Grantee shall enjoy any of the rights of a Shareholder by virtue of the grant of an RSU pursuant to this Scheme, unless and until the Shares underlying the RSU are actually transferred to the Grantee.

9.3       Notwithstanding anything in this Scheme to the contrary, and regardless of whether any of the relevant RSUs have vested, the Company Nominee shall take instructions from the Board in relation to any and all rights (including but not limited to voting, dividend, transfer and other rights) it may have as a Shareholder of any and all the Shares held by it, so long as such Shares have not been transferred to any Grantee. The Board may consult with the Grantees from time to time regarding various voting matters, and shall provide instructions to the Company Nominee.

10.       DISPUTES

10.1     Any disputes arising in connection with this Scheme shall be referred to the decision of the Auditors or the independent financial adviser to the Company (as the case may be) who shall act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final and binding on the Company and the Grantee.  The costs of the Auditors or the independent financial adviser to the Company (as the case may be) shall be shared equally between the Company and the relevant Grantee.

11.       ALTERATION OF THIS SCHEME

11.1     Save as provided in this Scheme, the Board may alter any of the terms of this Scheme at any time.

12.       TERMINATION

12.1     The Company by ordinary resolution in general meeting or the Board may at any time terminate this Scheme and in such event, no further RSUs may be granted but in all other respects the provisions of this Scheme shall remain in full force and effect in respect of RSUs which are granted during the life of this Scheme and which remain unvested immediately prior to the termination of the operation of this Scheme.

13.       MISCELLANEOUS

13.1     The Company shall bear the costs of establishing and administering this Scheme.

13.2     A Grantee shall be entitled to receive copies of all notices and other documents sent by the Company to the Shareholders.

13.3     Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or personal delivery to, in the case of the Company, its principal place of business in the Hong Kong SAR or such other address as notified to the Grantee from time to time and, in the case of the Grantee, his address as notified to the Company from time to time.

13.4     Any notice or other communication served by post:

(a)                               by the Company shall be deemed to have been served 48 hours after the same was put in the post; and

(b)                              by the Grantee shall not be deemed to have been received until the Company shall have received the same.

Any notice or other communication served by either party by hand shall be deemed to be served when delivered.

13.5     Any liability of a Grantee to tax or social security contributions in respect of an Award shall be for the account of the Grantee.

13.6     All allotments and issues and/or transfers of Shares will be subject to all necessary consents under any relevant legislation for the time being in force in the Cayman Islands and such other jurisdictions where a Grantee is located, resident or employed.  A Grantee shall be responsible for obtaining any governmental or other official consent and going through any other governmental or other official procedures that may be required by any country or jurisdiction for the grant or vesting of his RSU.  A Grantee shall pay all tax and discharge all other liabilities to which he may become subject to as a result of his participation in this Scheme, the vesting of any RSU or any transfer of Shares by the Company Nominee to the Grantee.  The Company Nominee, Company or any of its Subsidiaries may coordinate or assist a Grantee in complying with such applicable requirements and taking any other actions as may be required by any applicable laws, regulations or rules, however, neither the Company Nominee, Company nor any of its Subsidiaries shall be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in this Scheme. A Grantee shall, on demand, indemnify the Company Nominee and Company in full against all claims and demands which may be made against the Company (whether alone or jointly with other party or parties) for or in respect of or in connection with any failure on the part of the Grantee to obtain any necessary consent referred to above or to pay tax or other liabilities referred to above and against all incidental costs and expenses which may be incurred by the Company and/or Company Nominee.

13.7     The Board shall have the power from time to time to make or vary regulations for the administration and operation of this Scheme, provided that the same are not inconsistent with the other provisions of this Scheme. The Board shall also have the power to delegate its powers to grant Awards to Participants to any of the Directors or any duly authorised committee of the Board from time to time.

13.8     This Scheme shall not form part of any contract of employment or engagement of services between the Company or any of its Subsidiaries and any Participant and the rights and obligations of any Participant under the terms of his office, employment or engagement in services shall not be affected by the participation of the Participant in this Scheme or any right which he may have to participate in it and this Scheme shall afford such Participant no additional rights to compensation or damages in consequence of the termination (howsoever caused) of such office, employment or engagement for any reason (whether lawful or unlawful).

13.9     The Board shall be entitled to establish such arrangements as it deems reasonably necessary with respect to the mechanisms to implement the vesting of RSUs and the related registration, recordation and reporting matters to ensure that the Grantees, Company Nominee, and the Company can comply with all applicable securities, foreign exchange and tax regulations of all relevant jurisdictions, including without limitation, the Cayman Islands.  Each Grantee shall authorise the Company to establish all necessary brokerage and other accounts on the Grantee’s behalf and shall provide to the Company such information as the Board deems necessary in connection with the Company’s and the Grantee’s compliance with the foregoing obligations.

13.10   This Scheme and all RSUs granted hereunder shall be governed by and construed in accordance with the laws of the Cayman Islands.